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                                                                   EXHIBIT 99.3

STATE OF ALABAMA

COUNTY OF BALDWIN

                           DECLARATION OF CONDOMINIUM
                                       OF
                   BEACHSIDE ALL-SUITES HOTEL, A CONDOMINIUM


THIS DECLARATION, made this day of _____________, _______ by SOUTHWIND DEVELOPMENT COMPANY, L.L.C., an Alabama limited liability company, herein called the "Developer", for itself, its successors, grantees and assigns.

                                   DISCLOSURE

         THIS DECLARATION RELATES TO BEACHSIDE ALL-SUITES HOTEL, A CONDOMINIUM. THIS CONDOMINIUM HAS NOT BEEN BUILT. THE DEVELOPER WILL NOT BUILD THE CONDOMINIUM UNLESS CERTAIN CONTINGENCIES CONTAINED IN THE PRECONSTRUCTION PURCHASE AND ESCROW AGREEMENT ARE FIRST SATISFIED. THEREFORE, THE
CONDOMINIUM IMPROVEMENTS NEED NOT BE BUILT.

                                   RECITALS:

1. The Developer is the fee simple owner of that certain parcel of Real Property situated in the City of Gulf Shores, County of Baldwin, State of Alabama, hereinafter more particularly described, and intends to improve said Real Property in the manner set out herein.

2. The Developer proposes to establish a condominium pursuant to the provisions of the Alabama Uniform Condominium Act of 1991.

3. The Condominium will consist of one (1) building containing a total of eighty-five (85) Condominium Units, together with access, parking and appurtenant facilities herein described.

4. Eighty-four (84) of the Condominium Units are considered Hotel Guest Units and are irrevocably committed to the control of single hotel management company. The management company shall operate the Condominium as a hotel; its management activities shall be conducted from the 85th Condominium Unit, known as the Hotel Management Unit.

NOW, THEREFORE, the Developer, hereby makes the following Declaration.

                                 I. DEFINITIONS

The terms used in this Declaration and in the Bylaws shall have the meanings stated in the Alabama Uniform Condominium Act of 1991, and as follows, unless the context otherwise requires:


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

1.1      "Act" means the Alabama Uniform Condominium Act of 1991, Code of
         Alabama (1975), Section 35-8A-101, et seq.

1.2      "Articles" means the Articles of Incorporation of the Beachside
         All-Suites Hotel Condominium Owners Association, Inc. recorded in the
         Office of the Judge of Probate of Baldwin County, Alabama, identified as EXHIBIT "C" attached hereto and made a part hereof as if set out fully herein.

1.3 "Assessment" means a proportionate share of the funds required for the payment of the Common Expenses which from time to time may be levied against each Unit Owner.

1.4      "Association" means the Beachside All-Suites Hotel Condominium Owners
         Association, Inc., an Alabama not for profit corporation, and its successors, and is organized pursuant to the provisions of the Act.

1.5      "Board" means the Board of Directors of the Association.

1.6 "Building" means all structures or structural improvements located on the Real Property and forming part of the Condominium.

1.7 "Bylaws" means the duly adopted Bylaws of the Association, identified as EXHIBIT "D" attached hereto and made a part hereof as if set out fully herein.

1.8 "Common Elements" means all portions of the condominium other than the Units.

1.9 "Common Expenses" means expenditures made by or financial liabilities of the Condominium Association, together with any allocations to reserves.

1.10 "Common Surplus" means the excess of all receipts of the Association arising out of the Common Elements over the amount of the Common
         Expenses.

1.11 "Condominium" or "Hotel" means Beachside All-Suites Condominiums Hotel and consists of the Condominium Property submitted to the condominium form of ownership by this Declaration.

1.12 "Condominium Documents" means the Declaration, Bylaws, Articles, and all Rules and Regulations adopted by the Association and all Exhibits attached thereto as the same may be amended from time to time.

1.13 "Condominium Property" or "Property" means all property, both real, personal or mixed, which is submitted to the condominium form of ownership as provided for herein and includes the Real Property and all improvements now existing or hereafter placed thereon and all easements, rights, interests or appurtenances thereto, and all personal property now or hereafter used in connection therewith.

1.14 "Declaration" means this Declaration of Condominium and any amendments thereto which may be made from time to time.

1.15 "Developer" means Southwind Development Company, L.L.C., an Alabama limited liability company, and its successors and assigns.


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

1.16 "Development" shall have the same meaning as "Condominium Property" or "Property".

1.17 "Eligible Mortgagee" means any Mortgagee who has submitted to the Association a written request for notice of any proposed action concerning the Condominium.

1.18 "Hotel Operator" means the Hotel Operator under the Hotel Operating and Rental Pool Agreement.

1.19 "Hotel Operating and Rental Pool Agreement" shall mean the agreement entered into by and between each Unit owner and the Hotel Operator.

1.20 "Limited Common Element" shall have the same meaning as is defined in the Act and as set out in this Declaration.

1.21 "Member" means a member of the Association, membership in which is confined to Unit Owners.

1.22 "Mortgagee" means any lender holding a mortgage or vendor's lien on any part or all of the Condominium Property.

1.23 "Occupant" means a person or persons in possession of a Unit, regardless of whether that person is the Unit Owner.

1.24 "Person" means a natural person, a corporation, a partnership, a limited partnership, the Association, a trustee, or other legal entity.

1.25 "Plans" mean the site plan, floor plans, and elevations of the Condominium prepared by an independent registered engineer or registered architect, which are marked EXHIBIT "B" and attached hereto and expressly made a part hereof as though fully set out herein. The
         Plans contain a certificate of completion executed by an independent registered engineer or registered architect in accordance with the Act. The Plans contain a certification that the Plans contain all information required by the Act.

1.26 "Real Property" means the Real Property which is submitted to the condominium form of ownership as provided herein.

1.27 "Rules and Regulations" means those rules and regulations made and amended by the Board respecting the use of the Property and the operation of the Condominium.

1.28 "Special Declarant Rights" shall have the meaning as is defined in the Act and as set out in the Declaration.

1.29 "Unit" or "Private Element" shall have the meaning as "Unit" is defined in the Act. The Units are designated on the Plans. There are two (2) types of units: Hotel Guest Units, which are dedicated entirely to the control of a single hotel management company, and the Hotel Management Unit, from which the Hotel is operated and managed.

1.30 "Unit Owner" means any Person (including the Developer) who owns a Unit but does not include a Person having an interest in a Unit solely as security for an obligation.

1.31 "Utility Services" shall include but not be limited to electrical power, water, gas, garbage and sewage disposal.


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When the context permits, use of the plural shall include the singular, use of the singular shall include the plural, and the of any gender shall be deemed to include all genders.

                                    II. NAME

2.1 The name by which this Condominium is to be known is Beachside All-Suites Hotel, a Condominium. The Condominium is located on East Beach Boulevard, in the City of Gulf Shores, County of Baldwin, State of Alabama.

                             III. THE REAL PROPERTY

3.1 The Real Property owned by the Developer, which is herewith submitted to the condominium form of ownership, is that certain parcel of Real Property lying and being in Baldwin County, Alabama, more particularly described in EXHIBIT "A", which is attached hereto and expressly made a part hereof as though fully set forth herein.

The Real Property is subject to the following:

         (a) Zoning, planning and other restrictions, regulations and other limitations imposed on the REAL PROPERTY, or the use thereof, by or under the Federal Coastal Zone Management Act, or other federal law or regulation, or the City of Gulf Shores or any other governmental authorities having jurisdiction over the Real Property.

         (b)      Current ad valorem taxes not yet due and payable.

         (c) Any easements which may have been, or may be, granted to or required by public authorities and/or utility companies to provide for utility lines, equipment, etc., for utilities serving the Condominium or other property.

         (d) Encroachments, overlaps, boundary line disputes, and any other matter which would be disclosed by an accurate survey and inspection of the Real Property.

         (e)      Applicable building setback lines.

         (f) Outstanding oil, gas and other mineral interests and rights in connection therewith.

         (g) Covenants prohibiting use of a portion of the Real Property for certain quick service restaurants or for certain named restaurants for a period of twenty (20) years.

                                  IV. PURPOSE

4.1 The Developer hereby submits the Real Property described on EXHIBIT "A" together with all improvements, Buildings, structures, and all other permanent fixtures thereon, and all rights and privileges belonging or in any way pertaining thereto, to the condominium form of ownership and use in the manner provided for by the "Alabama Uniform Condominium Act of 1991", Code of Alabama
(1975), Section 35-8A-101, et seq.

                              V. DEVELOPMENT PLAN

5.1 Plans. The improvements are substantially completed in accordance with the Plans, as evidenced


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by the Certificate of Completion executed by an independent registered architect or registered engineer.

5.2 Easements. Easements are reserved to the Developer throughout the Common Elements as may be reasonably necessary for the purpose of discharging the Developer's obligations or exercising any Special Declaring Rights.

Each of the following easements is reserved to the Association for the benefit of the Unit Owners, their guests and lessees and is a covenant running with the Real Property:

         (a) Utilities and Drainage. Easements are reserved throughout the Property as may be required for Utility Services and drainage in order to adequately serve the Condominium; provided, however, such easements to a Unit shall be only in accordance with the Plans or as the improvements are constructed, unless approved in writing by the Unit owner. Each Unit shall have an easement as may be required to drain the Property adequately. Each Unit Owner shall have an easement in common with the Unit Owners of all other Units to use all pipes, wires, ducts, cables, conduits, public utility lines and other Common Elements located in any of the other Units and serving his Unit. Each Unit shall be subject to an easement in favor of the Unit Owners of all other Units to use all pipes, ducts, cables, wires, conduits, public utility lines and other Common Elements serving such other Units and located in such Unit. The Association shall have a right of access to each Unit to inspect the same, to remove violations therefrom, and to maintain, repair or replace the Common Elements contained therein or elsewhere on the Property; provided such right of access, except in the event of an emergency, shall not unreasonably interfere with the Unit Owner's permitted use of the Unit, and except in the event of emergency, entries shall not be made without prior notice to the Unit Owner.

         (b) Encroachments. If any portion of the Common Elements encroaches upon any Unit, or if any Unit encroaches upon any other Unit or upon any portion of the Common Elements as a result of the construction of any Building, or if any such encroachment shall occur hereafter as a result of settling or shifting of any Building, a valid easement for the encroachment and for the maintenance of the same shall exist so long as such Building stands. In the event any Building, any Unit, any adjoining Unit, or any adjoining Common Element shall be partially or totally destroyed as a result of fire, or other casualty or as a result of condemnation or eminent domain proceedings, and theft rebuilt, encroachments of parts of the Common Elements upon any Unit or of any Unit upon any other Unit or upon any portion of the Common Elements due to such rebuilding, shall be permitted, and valid easements for such encroachments and the maintenance thereof shall exist so long as such Building or Buildings shall stand.

         (c) Support. Each Unit shall have an easement of support and of necessity and shall be subject to an easement of support and of necessity in favor of all other Units, and Common Elements.

         (d) Access. Each Unit shall have an easement for pedestrian traffic over, through, and across sidewalks, walks, lobbies, elevators, stairways, walkways and lanes, and passage ways, as the same may from time to time exist in the Common Elements; and for ingress and egress over, through and across such portions of the Common Elements as may from time to time be paved and intended for such purposes, but the same shall not give or create in any Person the right to park on any portion of the Condominium Property not designated as a parking area nor shall it give or create in any Person the right to use or occupy a Limited Common Element designated for the exclusive use of others. This easement shall be non-exclusive and shall include the right of ingress and egress to a public street or highway upon and over Common Elements providing such access and as shown on the Plans.

5.3 General Description of Improvements. The Condominium Property consists essentially of one (1) Building, together with automobile parking areas, lawn and landscaping and other facilities as more particularly set forth in the Plans. The Building is constructed with poured-in place post-tensioned concrete, on pre-cast concrete pilings, with a stucco or similar exterior finish and built-up roof. The Building contains nine (9) levels (stories), excluding the ground level, which is for parking. The first elevated level or story (meaning the first level above the ground) contains six
(6) Hotel Guest Units and the Hotel Management Unit. Each of levels two (2) through (8) contains ten (10) Hotel Guest Units, and the ninth (9th) level or floor contains eight (8) Hotel Guest Units. level nine There are two (2) types of Units, eighty-four (84) Hotel Guest Units and one (1) Hotel Management Unit. The only amenity will be one (1) outdoor swimming pool.

5.4 Units. (Private Elements). Each Unit is assigned a number, which is indicated on the Plans so that no Unit bears the same designation as any other Unit; the Hotel Management Unit is assigned the letter and number combination of "C-1". The legal description of each Unit shall consist of the identifying number as shown on the Plans, the name of the Condominium, the name of the County in which the Unit is situated, the name of the office in which this Declaration is recorded, and the recorded reference where the first page of this Declaration is recorded. The description and location of the particular Unit and the appurtenances are determined with the aid of the Plans. The Unit boundaries are determined as follows:

         (a) Horizontal Boundaries. (Planes). The upper and lower boundaries extended to their planer intersections with the vertical boundaries of each Unit shall be:

         (i) Upper Boundary. The horizontal plane of the unfinished lower interior surface of the uppermost ceiling.

         (ii) Lower Boundary. The horizontal plane of the unfinished upper interior surface of the floor.

         (b) Vertical Boundaries. (Planes). The vertical boundaries of each Unit shall be the vertical planes of the interior surfaces of exterior windows and glass doors bounding a Unit and the unfinished interior surfaces of the walls and entry doors bounding the Unit, excluding paint, wallpaper, if any, and light coverings, extended to their planer intersections with each other and with the upper and lower boundaries.

5.5 Type of Units. All eight-four (84) Hotel Guest Units contain approximately 613 square feet and have the same floor plan. These Units contain one (1) bedroom, and one and one-half (1 1/2) bathrooms, and a full kitchen. The eighty-fifth (85th) Unit is known as the Hotel Management Unit. The Hotel Management Unit includes a lobby, font desk or registration area, and administrative offices, all for the exclusive use of the Hotel Operator.

5.6 Unit Ownership. Each Unit Owner shall own his Unit in fee simple, but the right to use and enjoy such Unit is limited by the provisions of Article XII of this Declaration and by the provisions of the Hotel Operating and Rental Pool Agreement. Each Unit Owner is subject to all the rights and duties assigned to Unit Owners under the terms of the Condominium Documents. The Developer shall enjoy the same rights and shall have the same duties (as any other Unit owner) with respect to Hotel Guest Units owned by the Developer. The private elements of each Unit shall consist of the following:

         (a) The air space of the area of the Building lying within the Unit boundaries.

         (b) The surfacing materials on the interior of the exterior walls and on interior walls separating one Unit from another Unit.

         (c) The structural components and surfacing materials of all interior walls located within the boundaries of the Unit.

         (d) The structural components and surfacing materials of the floors and ceilings of the Unit.

         (e) All bathtubs, toilets and sinks, the range, stove top, refrigerator, dishwasher, garbage disposal, air conditioning and heating units, lighting fixtures and all hardware and interior and exterior wall fixtures except those exterior lighting fixtures assigned to the common use of the Condominium, and the power meter and its appurtenances.

         (f)      All interior trim and finishing materials.

5.7 Surfaces. A Unit Owner shall not be deemed to own the structural components of the perimeter wall and/or load-bearing walls, nor the windows and doors bounding the Units. A Unit Owner, however, shall be deemed to own the surfacing materials on the interior of exterior walls and on interior walls separating a Unit from other Units, and the surfacing materials of the floors of his Unit; all window screens; and all appurtenant installations, including all pipes, ducts, wires, cables, and conduits used connection therewith, for services such as power, light, telephone, sewer, water, heat and air conditioning, whether located in the boundaries of the Unit or in Common Elements, which are for the exclusive use of the Unit; and all ceilings and partition walls.

5.8 Changes. The Developer reserves the right to change the interior design and arrangement of any or all Units owned by it.

5.9 Common Elements. Any right, title or interest in a Unit shall automatically carry with it as an appurtenance and without the necessity of specific reference thereto its respective undivided share of the Common Elements and a right to use the Common Elements in conjunction with the other Unit Owners. The Common Elements of the Condominium are all portions of the Condominium other than the Units and will include the Common Elements located substantially as shown on the Plans. Such Common Elements will include the following:

         (a)      All of the Real Property.

         (b) All improvements and parts of the Real Property which are not a Unit or Private Element.

         (c) All parking areas, driveways and other means of ingress and egress.

         (d) The mechanical systems and installations providing service to a Building, or to any Unit, such as electrical power, gas, light, hot and cold water, heating and air conditioning, sanitary and storm sewer facilities, and including all lines, pipes, ducts, flues, chutes, conduits, cables, wires, and all other apparatus and installations in connection therewith, whether located in the Common Elements or in the Units, except when situated entirely within a Unit for service only of that Unit.

         (e) All tangible personal property required for the maintenance and operation of the Condominium and for the common use and enjoyment of the Unit Owners.

         (f) All foundations, slabs, columns, beams and supports of the Buildings and such component parts of exterior walls and walls separating Units, roofs, floors and ceilings as are not described herein as private elements.

         (g)      Lawn areas, landscaping, walkways, sidewalks, curbs and steps.

         (h)      Exterior steps, ramps, handrails, stairs and stairwells.

         (i) All tanks, pumps, pump houses, wells, motors, fans, compressors and control equipment, fire fighting equipment, elevator equipment, and garbage equipment which are not reserved for the use of certain Unit Owners.

         (j) All area outdoor and exterior lights metered to individual Units and supports and all entrance and related type signs.

         (k) The patios, balconies, terraces, porches, storage areas, if any, and doorsteps or stoops affixed to each Unit, though designated as a Limited Common Element.

         (l)      One (1) outdoor 20 foot x 27 foot swimming pool.

         (m) The laundry, storage, maintenance, telephone system, etc. areas located on the first level on either side of the Hotel Management Unit.

         (n) All other parts of the Condominium Property existing for the common use or necessity of the existence, maintenance and safety of the Condominium.

         (o)      All other items listed as such in the Act.

5.10 Limited Common Elements. The Limited Common Elements located on the Property and the Unit to which they are assigned are as follows:

The patio, balcony, terrace, or porch abutting each Condominium Residential Unit are Limited Common Elements appurtenant to those Units to which they attach and whose use is restricted to Units they are appurtenant. Doorsteps or stoops, if any, providing access to a patio, balcony, terrace, or porch are assigned as a Limited Common Element to the Unit to which the patio, balcony, terrace, or porch serves, but the maintenance, repair, upkeep, and replacement of each patio, balcony, terrace, or porch, storage area and the doorsteps or stoops, if any, providing access thereto shall be the responsibility of the Condominium Association. The boundary lines of each patio, balcony, terrace, or porch and storage area attached to a Unit are the interior vertical surfaces thereof and the exterior unpainted finished surface of the perimeter baluster or railing abutting the patio, balcony, terrace, or porch.

                              VI. COMMON ELEMENTS

6.1 Ownership. The percentage of undivided interest of each Unit in the Common Elements is shown as follows:

                  Units                                                  Percentage/Fraction
                  -----                                                  -------------------

                  101, 110                                                      1.192%
                  102, 103, 108, 109                                            1.169%
                  201, 210                                                      1.208%
                  202 through 209                                               1.169%
                  301, 310                                                      1.231%
                  302 through 309                                               1.169%
                  401, 410                                                      1.247%
                  402 through 409                                               1.169%
                  501, 510                                                      1.247%
                  502 through 509                                               1.169%
                  601, 610                                                      1.247%
                  602 through 609                                               1.169%
                  701, 710                                                      1.247%
                  702 through 709                                               1.169%
                  801, 810                                                      1.247%
                  802 through 809                                               1.169%
                  902, 909                                                      1.325%
                  903 through 908                                               1.247%
                  Hotel Management Unit                                         0.001%

The foregoing assignment of percentage interest reflects the ratios of the list purchase prices and the anticipated rental rates for the various Units, subject to principles of rounding to achieve near approximation of one hundred percent (100%); provided, however, the Hotel Management Unit is assigned a nominal percentage because it will not be available for rental to Hotel guests. For purposes of percentage of ownership in the Common Elements, percentage of Common Expenses, and percentage of Common Surplus, the percentage shall govern. The ownership interest in the Common Elements shall be an undivided interest, and except as provided in the Act and this Declaration, shall remain undivided. No Unit Owner shall bring any action for partition or division of the Common Elements. The ownership interest in the Common Elements shall not be conveyed, transferred, encumbered or otherwise affected separate from the ownership of the Unit, and any agreement to the contrary shall be void.

6.2 Share of Common Expenses. Each Unit Owner shall be assessed and is individually liable for a proportionate share of the Common Expenses and the proportionate share of the Common Expenses shall be the same ratio as the Unit Owner's percentage ownership in the Common Elements as the case may be. Payment of Common Expenses shall be in such amounts and at such times as determined in the Bylaws. Assessments shall be collected by the Condominium Association on a monthly basis. No Unit Owner shall be exempt from payment of his or her proportionate share of the Common Expenses by waiver or non-use or non-enjoyment of the Common Elements or by abandonment of his Unit. Common Expenses shall include but shall not necessarily be limited to expenditures made or liabilities incurred by the Condominium Association, together with payments or obligations to reserve accounts. All Units will be subject to full Assessments not later than sixty (60) days following the first conveyance by the Developer of a Unit.

6.3 Late Payment of Assessments. Assessments for Common Expenses and installments thereon, paid on or before fifteen (15) days after the date when due shall bear no interest, but all sums not paid on or before fifteen (15) days after the date when due shall bear such late charges, penalties, interest and other costs and expenses, at a rate set by the Board, but not to exceed the maximum legal rate, together with all expenses, including attorney's fees incurred by the Association in any undertaking to collect such unpaid Assessments and expenses. All payments upon account shall be first applied to such charges, penalties, interests and other costs and expenses, including attorney's fees, and then to the Assessment payment due. The Association may, in the manner provided for in the Bylaws, after notice and an opportunity to be heard, levy reasonable fines for violations of the Declaration, Bylaws, and Rules and Regulations of the Association.

6.4 Liens for Assessments. The Association is hereby granted a lien upon each Unit and its appurtenant undivided interest in Common Elements and upon the goods, furniture and effects belonging to the Unit Owner and located in such Unit, which lien shall secure and does secure the moneys due for all Assessments now or hereafter levied or subject to being against the Unit Owner; which lien shall also secure such late charges, penalties and interest, if any, which may be due on the amount of any delinquent Assessment owing to the Association; which lien shall also secure all costs and expenses, including reasonable attorney's fee, which may be incurred by the Association in enforcing this lien upon said Unit and its appurtenant undivided interest in the Common Elements.

6.5 Priority of Lien. The Association shall have a lien for nonpayment of Common Expenses as is provided by the Act. Such lien will be subordinate to any first mortgagee of any Unit if the mortgage was recorded before the delinquent Assessment became due. The lien granted to the Association shall further secure such advances for taxes and other payments which may be required to be advanced or paid by the Association in order to preserve and protect its lien, and the Association shall further be entitled to interest at a rate set by the Board of Directors of the Association but in no case shall said interest exceed the maximum legal rate on any such advances made for such purposes. All Persons who shall acquire, by whatever means, any interest in the ownership of any Unit, or who may be given or acquire a mortgage, lien or other encumbrance thereon, are hereby placed on notice of the lien granted to the Association. A lien for Common Expenses shall not be affected by any sale or transfer of a Unit, except as herein provided. A sale or transfer pursuant to a foreclosure of a mortgage or first vendor's lien shall extinguish a subordinate lien for Assessments which became payable prior to such sale or transfer; provided, however, a sale or transfer pursuant to a foreclosure of a first mortgage or first vendor's lien shall not extinguish the lien of the Association to the extent of the Common Expense Assessments based on the periodic budget adopted by the Association, pursuant to the Act, which would have become due in the absence of acceleration during the six months immediately preceding the institution of an action to enforce the lien. However, any such delinquent Assessments which were extinguished pursuant to the foregoing provision may be reallocated and assessed to all of the Units as a Common Expense. Any such sale or transfer pursuant to foreclosure does not relieve the purchaser or transferee of a Unit from liability for, nor the Unit from the lien of, any Assessments made thereafter.

6.6 Disposition of Surplus. Each Unit shall carry with it a proportionate share of Common Surplus which shall be the same ratio as that Unit Owner's percentage ownership of the Common Elements; or in the alternative, such surplus or any portion thereof may be added to a reserve fund for maintenance, repair, and replacement of the Common Elements at the sole discretion of the Association.

                        VII. THE CONDOMINIUM ASSOCIATION

7.1 Powers and Duties. The operation and administration of the Condominium shall be by the Association of the Unit Owners, pursuant to the provisions of the Act. The Association shall be a not for profit Alabama corporation incorporated by Articles of Incorporation recorded in the office of the Judge of Probate of Baldwin County, Alabama. The Association shall be an entity which shall have the capability of bringing suit and being sued with respect to the exercise or nonexercise of its powers. The Association shall have exclusive authority and power to maintain a class action and to settle a cause of action on behalf of Unit Owners with reference to the Common Elements, the roof and structural components of the Buildings or other improvements, and mechanical, electrical and plumbing elements serving improvements or the Buildings as distinguished from mechanical elements serving only a Unit; and with reference to any and all other matters in which all the Unit Owners have a common interest. The Association shall have all the powers and duties set forth in the Act, as well as all the power and duties granted to or imposed on it under the Bylaws and other Condominium Documents as they may be amended from time to time and shall have such additional powers and duties as are set forth in the Hotel Operating and Rental Pool Agreement. The Association is specifically authorized to enter into agreements by which its powers and duties, or some of them, may be exercised or performed by some other Person.

 The Association shall have a reasonable right of entry upon any Unit to make emergency repairs and to do other work reasonably necessary for the proper maintenance and operation of the Development and further, shall have the right to grant permits, licenses, and easements over the Common Elements for utilities, roads, and other purposes reasonably necessary or useful for the proper maintenance or operation of the Development. The Board shall have the authority and duty to levy and enforce the collection of general and specific Assessments for Common Expenses and is further authorized to provide adequate remedies for failure to pay such Assessments.

7.2 Members. Each Unit Owner shall be a Member of the Association so long as he is a Unit Owner. A Unit Owner's membership shall immediately terminate when he ceases to be a Unit Owner. The membership of a Unit Owner cannot be assigned or transferred in any manner except as an appurtenance to his Unit.

7.3 Voting Rights. Each Unit shall be entitled to one (1) vote, which vote is not divisible, the numerical value of which shall be the percentage of undivided interest in the Common Elements assigned to the Unit of which the Member is the Unit Owner. The vote for a Unit shall be cast by the Unit Owner thereof in the manner provided for herein and in the Bylaws. However, should the Association be a Unit Owner, it shall not have the voting right for that Unit.

7.4 Designation of Voting Representative. In the event a Unit is owned by one (1) Person, his right to vote shall be established by the record title to his Unit. If a Unit is owned by more than one (1) Person, the Person entitled to cast the vote for the Unit shall be designated by a certificate signed by all of the record Unit Owners of the Unit and filed with the Secretary of the Association. If a Unit is owned by a corporation, partnership or limited partnership, the officer, employee or individual entitled to cast the vote for the Unit shall be designated by a certificate of appointment signed by the president or vice-president and attested by the secretary or assistant secretary of the corporation (in the case of a corporation) or by the general partner or partners if more than one (in the case of a partnership or limited partnership), which certificate shall be filed with the Secretary of the Association. If such a certificate is not on file with the Secretary of the Association for a Unit owned by more than one (1) Person or by a corporation, partnership or limited partnership, the membership or vote of the Unit concerned may be cast in accordance with the Act. Such certificate shall be valid until revoked or until superseded by a subsequent certificate or until a change in the ownership of the Unit concerned is effected. A certificate designating the Person entitled to cast the vote of a Unit may be revoked by any Unit Owner thereof.

7.5 Restraint upon Assignment of Shares in Assets. The share of a Member in the funds and assets of the Association cannot be assigned, hypothecated, or transferred in any manner except as an appurtenance to his Unit.

7.6 Board of Directors. The affairs of the Association shall be conducted by a Board of Directors which shall consist of such number not fewer than three
(3) nor more than nine (9) as shall, from time to time, be determined and fixed by a vote of a majority of the voting rights present at any annual meeting of the Members.

7.7 Indemnification. Every director and every officer of the Association shall be indemnified by the Association against all expenses and liabilities, or any settlement thereof, including counsel fees, reasonably incurred by or imposed upon him in connection with any proceeding to which he may be a party, or in which he may become involved, by reason of his being or having been a director or officer of the Association, whether or not he is a director or officer at the time such expenses are incurred, except in such cases wherein the director or officer is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties; provided that in the event of a settlement, the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being in the best interest of the Association. The foregoing rights of indemnification shall be in addition to and not exclusive of all other rights to which such director or officer may be entitled.

7.8 Limitation of Liability. Notwithstanding the liability of the Association to maintain and repair parts of the Property, the Association shall not be liable for injury or damage caused by a latent condition of the Property to be maintained and repaired by the Association nor for injury or damage caused by the elements, or other Unit Owners or Persons.

7.9 Bylaws. The Association and its Members shall be governed by the Bylaws.

7.10 Special Declarant Rights. Subject to the provisions herein, until the earlier of (i) sixty (60) days after conveyance of seventy-five percent (75%) of the Units which may be created to Unit Owners other than the Developer; or
(ii) two (2) years after the Developer, its successors or assigns have ceased to offer Units for sale in the ordinary course of business; the Bylaws and rules adopted by the Developer shall govern and the Developer shall have the exclusive right to appoint, remove, and designate the officers and members of the Board of Directors, and neither the Unit Owners nor the Association nor the use of the Property by Occupants of Unit shall interfere with the completion of the contemplated improvements and the sale of the Units. The Developer may voluntarily surrender the right to appoint and remove officers and members of the Board; but, in that event, the Developer may require, for the duration of the period of Developer control, that specified actions of the Association or Board, as described in a recorded instrument executed by the Developer, be approved by the Developer before they become effective. Provided, however, not later than ninety (90) days after conveyance of twenty-five percent (25%) of the Units which may be created to Unit Owners other than the Developer, at least one (1) member and not less than twenty-five percent (25%) of the members of the Board must be elected by Unit Owners other than the Developer. Not later than ninety (90) days after conveyance of fifty percent (50%) of the Units which may be created to Unit Owners other than the Developer, not less than thirty-three and one-third percent of the members of the Board must be elected by Unit Owners other than the Developer. Except as provided for in the Act, not later than the termination of any period of Developer control, the Unit Owners shall elect a Board of at least three (3) members, at least a majority of whom must be Unit Owners other than the Developer.

The Developer may make such use of the unsold Units and of the Common Elements as may facilitate such completion and sale, including but not limited to showing of the Property and the display of signs. The Developer may maintain sales offices and models in any Unit of the Condominium or on Common Elements in the Condominium without restriction as to the number, size, or location of said sales offices and models. The Developer shall be permitted to relocate said sales offices and models from one Unit location to another or from one area of the Common Elements to another area of the Common Elements in the Condominium. The Developer may maintain signs on the Common Elements advertising the Condominium. The rights of the Developer as provided for in this paragraph shall cease and terminate ten (10) years from the date of the recording of this Declaration in the office of the Judge of Probate of Baldwin County, Alabama.

7.11 Availability of Records. The Association shall keep financial records sufficiently detailed to enable the Condominium Association to comply with the Act. The Association shall make reasonably available in the county where the Condominium is located for examination by Unit Owners, prospective purchasers, first Mortgagees and insurers and/or guarantors of first mortgages of any Unit, or their authorized agents, current copies of the Declaration, Bylaws, Rules and Regulations and other books, records, financial statements and the most recent annual financial statement of the Association. Reasonably available shall mean available for inspection upon request, during normal business hours or under reasonable circumstances. Any Eligible Mortgagee shall have the right to have prepared at its expense an audited financial statement of the Association.

7.12     Reserve Fund and Working Capital Fund.

         (a) Reserve Fund. The Association shall establish and maintain an adequate reserve fund for the replacement of improvements to the Common Elements which the Association is obligated to maintain. The fund shall be maintained out of regular Assessments for Common Expenses.

         (b) Working Capital Fund. The Association shall also have a working capital fund to meet unforeseen expenditures or to purchase any additional equipment or services. The Preconstruction Purchase and Escrow Agreement for any Unit (in connection with the original sale of any Unit by the Developer) shall require the Purchaser thereunder to pay to the Association at closing a sum equal to a two month installment of Assessments as a nonrefundable contribution to the initial working capital fund, which payment shall not be considered as advance payments of regular Assessments. The working capital fund shall be transferred to the Association for deposit into a segregated account when control of the Association is transferred to the Unit Owners. The Developer is prohibited from using working capital funds to defray any of the Developer's expenses, reserve contributions, or construction costs or to make up any budget deficits while the Developer is in control of the Association.

         (c) Reserve Funds Under Hotel Operating Agreement. The Association may elect not to fund the reserve funds contemplated by paragraphs
(a) and (b) above if similar funds are provided for in any management agreement governing the Hotel (such as the FF&E and Operating Cash Reserve Funds provided for in the Hotel Operating and Rental Pool Agreement), in which case the terms of the management agreement shall govern the such funds.

                               VIII. MAINTENANCE

8.1 Maintenance by the Condominium Association. The Association is responsible for maintenance, repair, and replacement of the Common Elements, the Units, and the contents thereof. The Association may delegate the day to day responsibility for the maintenance, repair and replacement of the Common Elements, the Units and the contents thereof to a manager. No Unit owner shall maintain, repair, replace, change, alter his Unit or the contents thereof (though the expense incurred by the Association or the Hotel Operator will be included as a Common Expense or an expense of Hotel operation). The Association, its delegates, agents, or employees may at all times enter into any Unit for the purposes of this Article.

8.2 Appearance of the Units. The Association or the Hotel Operator shall maintain the uniform appearance of the Units and the contents and shall determine what that appearance shall be from time to time.

                                 IX. INSURANCE

9.1 Purchase of Insurance. Commencing not later than the time of the first conveyance of a Unit to a Person other than the Developer, the Association shall maintain or shall cause the Hotel Operator to maintain, insurance upon the Property to the extent reasonably available as provided for in the Act and as follows.

9.2 Locations of Policies. The Association shall retain the original of all insurance policies in a place of safe keeping such as a safe or a safety deposit box.

9.3 Copies to Mortgagees. One copy of each insurance policy and of all endorsements thereto shall be furnished by the Condominium Association to any first Mortgagee requesting a copy.

9.4 Authorization to do Business and Ratings. All policies of insurance must be issued by companies specifically authorized by the laws of the State of Alabama to transact such business. Any company issuing any such policy must have a "B" general policyholder rating or a financial performance index of "6" or better in the Best's Key Rating Guide, or an "A" or better rating from Demotech, Inc.; provided, however, that policies issued by Lloyd's of London will be acceptable and policies issued by a carrier not meeting the above requirements are acceptable if the particular issues are covered by 100% reinsurance with a company that does meet said requirements.

9.5 Coverage. The Association is required to maintain the following insurance coverage:

         (a) Property and Casualty. The Association must obtain, maintain, and pay the premiums upon, as a Common Expense, the property insurance required by the Act and as follows. The type of policy shall be a "master" or "blanket" type policy of property insurance covering all of the Common Elements (except land, foundation, excavation, and other items usually excluded from coverage) including fixtures, furniture, and equipment, whether or not part of or included within any Unit. All references herein to a "master" or "blanket" type of policy of property insurance are intended to denote single entity condominium insurance coverage. The policy shall be in an amount of not less than one hundred percent (100%) of the insurable replacement cost of the Property, exclusive of land, excavation, foundation, and other items normally excluded from property policies. The policy shall include (i) an "Agreed Amount Endorsement" or its equivalent, (ii) if available, an "Inflation Guard Endorsement", (iii) a "Building Ordinance or Law Endorsement"; and (iv) steam boiler and machine coverage endorsement if available for the Condominium's central water heater. The property insurance shall provide, as a minimum coverage and protection against:

         (i) Loss or damage by fire and all other hazards that are normally covered by the standard extended coverage endorsement;

         (ii) All other perils which are customarily covered with respect to condominiums similar in construction shall be obtained so as to meet the requirements of the Act; and,

         (iii) All perils covered by the standard "all risk" endorsement, unless the policy includes the "broad form" covered causes of loss.

         (b) Liability Insurance. The Association must obtain, maintain, and pay the premiums upon, as a Common Expense, a comprehensive general liability insurance policy, including medical payments insurance, as required by the Act and covering all the Common Elements, commercial space owned or leased by the Association, and public ways of the Condominium. Coverage limits shall be in amounts generally required by private institutional mortgage investors for projects similar in construction, location, and use. However, such coverage shall be, if reasonably available, for at least five million dollars ($5,000,000.00) for bodily injury, including deaths of persons and property damage arising out of a single occurrence, and in no event less than $1,000,000.00. Coverage under this policy shall include, if reasonably available, without limitation, legal liability of the insureds for property damage, bodily injuries and deaths of persons in connection with the operation, maintenance or use of the Common Elements, and legal liability arising out of lawsuits related to employees or contractors of the Association. The policy shall also include, if reasonably available, coverage for protection against, water damage liability and, if applicable, elevator collision and garage keepers liability. If required by any first mortgage holder and, if reasonably available, the policy shall include protection against such other risks as are customarily covered with respect to condominiums similar in construction, location and use, including, but not limited to, host liquor liability, employers' liability insurance, contractual and all written contract insurance and comprehensive automobile liability insurance. If such policy does not include "severability of interests" the policy must include a specific endorsement that precludes the insurer's denial of an owner's claim because of negligent acts of the Association or other Unit Owners.

         (c) Flood Insurance. If any part of the Property shall be deemed to be in a special flood hazard area, as defined by the Federal Emergency Management Agency or other governmental agency, the Association shall obtain, maintain, and pay the premiums upon, as a Common Expense, a "master" or "blanket" type of flood insurance policy. The policy shall cover the Common Elements falling within the designated flood hazard area. The insurance shall be in an amount deemed appropriate by the Association, but not less than an amount equal to the lesser of:

         (i) One hundred percent (100%) of the insurable value of the Property located within the flood hazard area, including fixtures, equipment and other personal property within any Unit (but excluding land, foundations, excavations, and other items usually excluded from such coverage); or

         (ii) The maximum coverage available for the Property under the National Flood Insurance Program. The policy shall be in a form which meets the criterion set forth in the most current guidelines issued on the subject by the federal government.

The deductible shall not exceed the lesser of $5,000.00 or one percent (1%) of the policy's face amount, unless the Board of Directors determines that a higher deductible is more commercially reasonable.

         (d) Personnel Coverages. Should the Association employ personnel, all coverages required by law, including workman's compensation, shall be obtained so as to meet the requirements of the law.

         (e) Fidelity Bonds. The Association shall obtain, maintain and pay the premiums upon, as a Common Expense, a fidelity bond to protect against loss of money by dishonest acts on the part of all officers, directors and employees of the Association and all other persons handling, or responsible for, funds of the Association or funds administered by the Association. Where a management agent has the responsibility for handling or administering funds of the Association, the management agent shall be required to maintain fidelity bond coverage for its officers, employees and agents handling or responsible for funds of, or administered on behalf of, the Association. The fidelity bond shall name the Association as the obligee and shall not be less than the estimated maximum of funds, including reserve funds, in the custody of the Association or the management agent, as the case may be, at any given time during the term of each bond. However, in no event may the aggregate amount of such bonds be less than one hundred and fifty percent (150%) of the estimated annual Common Expenses. The bonds shall contain waivers by the issuers of the bonds of all defenses based upon the exclusion of persons serving without compensation from the definition of "employees," or similar terms or expressions. The premiums on all bonds required herein to be maintained by the management agent shall be paid by the management agent. The bond shall provide that the Association and any first Mortgagee shall be given ten (10) days written notice before the policy/bond may be canceled or modified for any reason.

         (f) Business Interruption Insurance. The Association shall obtain, maintain and pay the premiums upon, as a Common Expense, a business interruption insurance policy in reasonable amounts as determined by the Board.

         (g) Other Insurance. The Association shall obtain other insurance required by the Act and shall have authority to obtain such other insurance as it deems desirable, in such amounts, from such sources and in such forms as it deems desirable. The, premiums for such insurance shall be a Common Expense.

If the insurance described above which is required to be maintained is not reasonably available, the Association promptly shall give notice of that fact to be hand delivered or sent prepaid by United States Mail to all Unit Owners.

9.6 Individual Insurance. Nothing contained herein shall be construed to prevent a Unit Owner from obtaining insurance for his own benefit.

9.7 Provisions. Insurance coverage must comply with the requirements of the Act, this Declaration, and the applicable requirements (even if such requirements are in addition to those required in the Act or this Declaration) of the Federal Home Loan Mortgage Corporation ("FHLMC") and The Federal
National Mortgage Association ("FNMA") as they apply to condominium loans, and shall in substance and effect:

         (a) Provide that the policy shall be primary, even if the Unit Owner has other insurance that covers that same loss, and further provide that the liability of the insurer thereunder shall not be affected by, and that the insurer shall not claim any right of set-off, counterclaim, apportionment, proration or contribution by reason of any other insurance obtained by or for any Unit Owner.

         (b) Contain no provision relieving the insurer from liability for a loss occurring because the hazard to such Building is increased, whether or not within the knowledge or control of the Association, or because of any breach of warranty or condition or any other act or neglect by the Association or any Unit owner or any other Persons under either of them.

         (c) Provide that such policy may not be canceled or substantially modified and the insurer may not refuse to renew said policy (whether or not requested by the Association) except by the insurer giving at least thirty (30) days prior written notice thereof to the Association, the Unit Owner, each holder of a first mortgage on an individual Unit, and every other Person in interest who shall have requested such notice of the insurer.

         (d) Contain a waiver by the insurer of any right of subrogation to any right of the Association, or either against the Unit Owner or lessee of any Unit.

         (e) Contain a standard mortgagee clause which, among any other provisions included in a standard mortgagee clause, shall:

         (i) Provide that any reference to a Mortgagee in such policy shall mean and include all holders of mortgages of any Unit, whether or not named herein; and

         (ii) Provide that such insurance as to the interest of any Mortgagee shall not be invalidated by any act or neglect of the Association or Unit Owners or any Persons under any of them; and

         (iii) Waive any provisions invalidating such mortgagee clause by reason of the failure of the Mortgagee to notify the insurer of any hazardous use or conveyance, any requirement that the Mortgagee pay any premium thereon, and contribution clause.

         (f) Provide that the insurance will not be prejudiced by any acts or omissions of Unit Owners.

         (g)      Provide that any Insurance Trust Agreement will be recognized.

9.8 Liabilities and Responsibilities of Unit Owner. A Hotel Guest Unit Owner shall be liable for any claim, damage or judgment entered as a result of the use or operation of his Unit caused by his conduct or the conduct of his licensees or invitees (not including guests booked by the Hotel) and for any damage to Common Elements caused by his conduct or the conduct of his licensees or invitees.

9.9 Insurance Premiums. Insurance premiums maintained by the Association shall be paid by the Association as a Common Expense. Should the Association fail to pay such insurance premiums when due, or should the Association fail to comply with other insurance requirements of a Mortgagee, the Mortgagee shall have the right, at its option, to order insurance policies and to advance such sums as are required to maintain or procure such insurance. To the extent of any money so advanced, the Mortgagee shall be subrogated to the Assessment and the lien rights of the Association as against the individual Unit Owners for the payment of such item of Common Expense.

9.10 Insurance Trustee; Shares of Proceeds. All insurance policies purchased by the Association shall be for the benefit of the Association and the Unit Owners and their Mortgagees (when appropriate, the policies may name the FNMA as Mortgagee or the servicer of the mortgage, and when the servicer is named as the Mortgagee, its name should be followed by the phrase "its successors and assigns") as their interest may appear, and shall provide that all proceeds covering property losses shall be paid to the Association, as Insurance Trustee for each of the Unit Owners in the percentages as established by the Declaration, which said Association, for the purpose of these provisions, is herein referred to as the Insurance Trustee. The duty of the Insurance Trustee shall be to receive such proceeds as are paid and hold the same in trust for the purposes elsewhere stated herein and for the benefit of the Unit Owners and their Mortgagees. The Insurance Trustee shall have the power (and each Unit Owner hereby appoints the Trustee for this purpose as attorney-in-fact) to adjust all claims arising under insurance policies purchased by the Association; to bring suit thereon in its name and/or in the name of other insured; to deliver releases on payment of claims; to compromise and settle such claims; and otherwise to exercise all the rights, powers, and privileges of the Association and each Unit Owner and any other holder of an insured interest in the Condominium Property under such insurance policies, however, the actions of the Insurance Trustee shall be subject to the approval of any first Mortgagee if the claim shall involve more than one Unit, and if only one Unit is involved, such actions shall be subject to approval of any first Mortgagee holding a mortgage and encumbering such Unit.

9.11 Shares of Proceeds. The Association as Insurance Trustee shall receive such insurance proceeds as are paid to it and shall hold the same in trust for the purposes stated herein and for the benefit of the Unit Owners and their Mortgagees in the following shares:

         (a) Common Elements. An undivided share of the proceeds on account of damage to Common Elements shall be held for each Unit Owner, with such share's portion of the total proceeds being the same percentage as the share of the Common Element appurtenant to his Unit.

         (b) Units and Limited Common Elements. Except as provided elsewhere in this Declaration,

         (i) When the Property is to be restored, the proceeds shall be held for the Unit Owners of damaged Units and damaged Limited Common Elements, with the share of each in the total proceeds being in the proportion that the cost of repairing the damage suffered by such Unit Owner bears to the total cost of repair, which cost shall be determined by the Board.

         (ii) When the Property is not to be restored, the proceeds shall he held for the Unit Owners in the undivided shares that are the same as their respective shares in the Common Elements.

         (c) Mortgagees. In the event a Mortgagee endorsement has been issued with respect to a Unit, the share of the Unit Owner of that Unit shall be held in trust for the Mortgagee and the Unit owner as their interest may appear; provided, however, that no Mortgagee will have any right to determine or participate in the determination of whether or not any damaged Property shall be reconstructed or repaired except as may be specifically provided to the contrary elsewhere in this Declaration.

9.12 Distribution of Proceeds. Proceeds of insurance policies received by the Association as Insurance Trustee shall be distributed to or for the benefit of the beneficial Unit Owners:

         (a) Reconstruction or Repair. If the damage for which the proceeds are paid is to be repaired or reconstructed, the remaining proceeds shall be paid to defray the cost thereof. Any proceeds remaining after defraying such costs shall be distributed to the beneficial Unit Owners, with remittances to Unit Owners and Mortgagees being payable jointly to them. This is a covenant for the benefit of any Mortgagee of a Unit and may be enforced by any such Mortgagee.

         (b) Failure to Reconstruct or Repair. If it is determined that the damage for which the proceeds are paid shall not be reconstructed or repaired, the remaining proceeds shall be distributed to the beneficial Unit Owner with remittances to Unit Owners and their mortgage being payable jointly to them. This is a covenant for the benefit of any Mortgagee of a Unit and may be enforced by any such Mortgagee.

9.13 General. To the extent that any insurance program specifications (including limits of liability, endorsements, and deductible maximums) required under this Article 9 are not customarily met by prudent owners associations of comparable condominiums located on the Alabama Gulf Coast, are unduly expensive to meet, or require coverage which is not reasonably available, then less stringent insurance program specifications shall be permitted hereunder so long as the same comply with (a) the Act and, (b) if any mortgage then encumbering any Unit is insured by either the FNMA or the FHLMC, with the requirements of said FNMA or FHLMC as the same pertain to said mortgage.

                   X. RECONSTRUCTION OR REPAIR AFTER CASUALTY

10.1 Determination to Reconstruct or Repair. Any portion of the Condominium for which insurance is required under this Declaration which is damaged or destroyed must be repaired or replaced promptly by the Association unless:

         (a)      The Condominium is terminated in accordance with the Act;

         (b) Repair or replacement would be illegal under any state or local statute or ordinance governing health or safety; or

         (c) Eighty percent (80%) of the Unit Owners, including every Unit owner of a Unit or assigned Limited Common Element which will not be rebuilt, vote not to rebuild. The cost of repair or replacement of a Common Element in excess of insurance proceeds in reserves is a Common Expense as provided in this Declaration.

10.2 Plans. Any reconstruction or repair must be substantially in accordance with the Act and in accordance with the Plans for the original improvements or as the Property was last constructed; or if not, then according to Plans approved by the Board and by one hundred percent (100%) of the Unit Owners.

10.3 Responsibility. The work to effectuate the repairs, replacements, reconstruction, etc. shall be the responsibility of the Association.

10.4 Estimate of Cost. Immediately after a casualty causing damage to the Property for which the Association has the responsibility of maintenance and repair, the Association shall obtain reliable and detailed estimates of the cost to rebuild or repair.

10.5 Assessments. If the proceeds of insurance are not sufficient to defray the estimated costs of reconstruction and repair of the Unit by the Association, Assessments shall be made against the Unit Owners who own the damaged Property and against all Unit Owners in the case of damage to Common Elements in sufficient amounts to provide funds to pay the estimated costs. If at any time during reconstruction and repair, or upon completion of reconstruction and repair, the funds for the payment of the costs thereof are insufficient, Assessments shall be made against the Unit Owners who own the damaged Unit and against all Unit Owners in the case of damage to Common Elements in sufficient amounts to provide funds for the payment of such costs. Such Assessments against Unit Owners for reconstruction and/or repair of damage to Units shall be in proportion to the cost of reconstruction and repair of their respective Units. Such Assessments for reconstruction and/or repair of damage to Common Elements shall be in proportion to the Unit Owner's share in the Common Elements. Assessments for reconstruction and repair may be collected, and the collection enforced, in the same manner as provided for Assessments elsewhere herein.

10.6 Construction Funds. The funds for payment of costs of reconstruction and repair after casualty for which the Association is responsible, which shall consist of proceeds of insurance held by the Association as Insurance Trustee and funds collected by the Association from Assessment against Unit Owners on account of such casualty, shall constitute a construction fund which shall be disbursed in payment of the cost of reconstruction and repair in the order and in the manner provided by the Board.

                               XI. EMINENT DOMAIN

11.1 Proceeds. The taking of a portion of a Unit or of the Common Elements by eminent domain shall be deemed to be a casualty and the determination as to whether the Condominium will be reconstructed or repaired or continued after condemnation will be determined in the manner provided for in the Act and under
Article 10 of this Declaration and the awards for such taking shall be deemed proceeds from insurance on account of the casualty and shall be deposited with the Association as Insurance Trustee. Even though the awards may be payable to a Unit Owner, the Unit Owner shall deposit the awards with the Association as Insurance Trustee; and in the event of failure to do so, in the discretion of the Board of Directors of the Association an Assessment shall be made against a defaulting Unit Owner in the amount of his award, or the amount of such award shall be set off against the sums hereafter made payable to such Unit Owner.

11.2 Disbursement of Funds. If the Condominium is terminated after condemnation, the proceeds of the condemnation awards will be deemed to be insurance proceeds and shall be owned and distributed in the manner provided in this Declaration for the distribution of insurance proceeds if the Condominium is terminated after damage to the Common Elements. If the Condominium is not terminated after condemnation, the size of the Property will be reduced and the Property damaged by the taking will be made usable in the manner provided by the Act and as provided below. The proceeds of such award shall be used for these purposes and shall be disbursed in the manner provided for disbursement of funds by the Association after damage to the Common Elements.

11.3 Taking of Common Elements. Awards for the taking of Common Elements shall be used to make the remaining portion of the Common Elements usable in the manner approved by the Board of Directors; provided that if the cost of the work shall exceed the balance of the funds from the awards for the taking, the work shall be approved in the manner required elsewhere in this Declaration for further improvement of the Common Elements. The balance of the awards for the taking of the Common Elements, if any, shall be distributed to the Unit Owners in the shares in which they own the Common Elements, after adjustment of these shares on account of the condemnation, except that if a Unit is encumbered by a first mortgage, the distribution shall be paid jointly to the Unit Owner and the first Mortgagee of the Unit.

11.4 Authority of Insurance Trustee. The Insurance Trustee shall have the power (and each Unit Owner hereby appoints such trustee for this purpose as attorney-in-fact) to adjust all claims for an eminent domain taking; to bring suit in connection therewith; to deliver releases on payment of claims; to compromise and settle such claims; and otherwise to exercise all the rights, powers and privileges of the Association and each Unit Owner and any other holder of a taken interest in the Condominium Property.

11.5 Conflict with Act. If there is any conflict with the provisions of this article and the Act, the provisions of the Act shall control.

         An owner may not individually lease his unit or directly or indirectly charge rent or any form of consideration for the use of the owner's unit except in accordance with the terms of the Hotel Operating Agreement. The rights of an owner to make use of the common elements at the hotel are limited to those times when the owner has the right to occupy his unit in accordance with the Hotel Operating Agreement. The hotel operator is authorized to designate certain areas of the hotel for the exclusive use of the hotel operator and the owners may not interfere with that exclusive use of the hotel operator and the owners may not interfere with that exclusive use. Except for signs incidental to the operation of the hotel, and any other advertising signs that Declarant posts in connection with the development of the hotel, no signs are permitted on the extension of any unit or any other portion of the hotel without the prior written approval of the Board of Directors.

                     XII. USE RESTRICTIONS/HOTEL OPERATION

12.1 The use of the Condominium Property shall be in accordance with the provisions of this Declaration and with the following provisions so long as the Condominium exists.

         (a) Each Hotel Guest Unit shall be dedicated entirely to the control of a single hotel management company operating from the Hotel Management Unit. No owner shall have any right to use, or control use of, such owner's Unit, except that a Hotel Guest Unit may be used by the owner thereof, without the payment of Hotel rental, from time to time when not being rented to a member of the general public but such usage shall not exceed fourteen (14) days in any calendar year. Except as provided above related to limited personal use, use of the Hotel Guest Units is limited to sleeping accommodations (and incidental enjoyment) supplied to transient guests through the Hotel Operator.

         (b) Initially, an affiliate of Developer will be the Hotel Operator and operate from the Hotel Management Unit, which initially will be owned by Developer, the initial management company, or another affiliate of Developer. The initial Hotel Operating and Rental Pool Agreement ("the Hotel Operating Agreement") is attached to this Declaration as Exhibit "E". This Agreement is between Innisfree Hotels, Inc. (the initial Hotel Operator) and each Hotel Guest Unit Owner. Therefore, each Hotel Guest Unit will be subject to the Hotel Operating Agreement and, therefore, part of the rental pool. The circumstances under which any owner may use his Unit and certain use restriction are set forth in Schedule B to the Hotel Operating Agreement. The term of the Hotel Operating Agreement is fifteen (15) years, subject to certain limited rights specified in the Agreement for termination and/or renewal. If the Hotel Operating Agreement is ever terminated or expires and is not renewed, the Association shall make advance arrangements to ensure that a successor management company assumes property management and Hotel operation. If such successor and the then owner of the Hotel Management Unit do not agree to terms upon which the successor may purchase the Hotel Management Unit, the then owner shall make the Hotel Management Unit available to the successor management company on a reasonable rental basis. The Association is charged with the responsibility to ensure that the Condominium is always operated as a hotel from the Hotel Management Unit.

         (c) The Hotel Operator shall furnish room cleaning, linen supplies, telephone service, Building and Property maintenance, and maintenance of all Hotel Guest Units, including maintenance and replacement of furnishings. The Hotel Operator shall have exclusive control of the rental of the Hotel Guest Units for sleeping accommodations for transient guests.

         (d) Under the Hotel Operating Agreement, the Hotel Operator will be paid a Base Fee of $7,000.00 per month for the twelve (12) month period following the opening of the Hotel and 5% of gross revenues thereafter payable in monthly installments. Additionally, the Hotel Operator shall have the opportunity to earn incentive Fees. All of the costs incurred by the Hotel Operator will be reimbursed to the operator by the owners, if revenues are insufficient to cover costs; provided, however, the Hotel Operator will be required to cover operating shortfalls during the first twelve (12) months of operation (such shortfalls do not include payments by owners to their lenders). Additionally, each Unit will be charged a monthly Accounting Fee in the amount of $9.00 per month. For each day that a Unit is in the rental pool (meaning any day other than a day, not to exceed fourteen (14) days per calendar year, during which the owner has reserved his Unit for personal use), the owner of that Unit will be entitled to share in the gross revenue from the operation of the Hotel. The amount distributable to an owner each month, if any, will be based on such Unit Owner's share of such gross revenues less the owner's share of expenses, reserve replacements, assessments, and any other amounts payable under the Hotel Operating Agreement.

         (e) The Association shall require, by contract, that the hotel operator ensure that all furnishings of the Hotel Guest Units be standardized. The initial furniture package is included with the purchase of a Unit from the Developer. Under no circumstances will any Hotel Guest Unit be allowed to have washers or dryers therein.

         (f) Maintenance expenses, including repairs and replacements of furnishings, of any Hotel Guest Unit shall be deducted from rental income, and if rental income is not sufficient during any month to cover such expenses, then the Hotel management company may bill the Unit Owners and shall have a lien for such amount, the same as if such amount were a Common Expense Assessment owing to the Association.

         (g) No Unit Owner shall alter the appearance of such owner's Hotel Guest Unit or do any work therein or thereto or take any steps that tend to give any personal identification to the Unit or distinguish the Unit or its furnishings, decor, etc. from any other Unit. Without limiting the foregoing, no owner shall store or leave any personal belongings in such Unit at any time that the Unit is not being used or occupied by such owner, and no Unit shall contain a cabinet, safe, closet, etc. that may be locked for the benefit of an owner (this shall not prohibit the provision of locking cabinets, safes, closets, etc. in connection with which the key(s) is made available to any member of the general public who is renting the room).

         (h) The Association may, from time to time, adopt such rules and regulations (and delegate such authority from time to time to the Hotel management company) to promote the orderly and efficient operation of the Hotel.

         (i) The Hotel Operating Agreement further provides that prior to any sale of any Unit by an owner, the owner must provide the prospective purchaser with a copy of the Hotel Operating Agreement and must notify the prospective purchaser of any proposed bookings of the Unit by the selling owner for use by the selling owner. Additionally, the purchaser must, as a condition of the purchase, ratify the Hotel Operating agreement, appoint the Hotel Operator as its exclusive agent for the management and rental of the Hotel and the Unit, and expressly assume the obligations of an owner pursuant to a form acceptable to the Hotel Operator. Further, due to the sale of the Unit being registered as a security with the Securities and Exchange Commission, there are other restrictions upon resale.

12.2 No Restrictions on Mortgaging Units. Anything construed in any of the Documents to the contrary, there shall be no restrictions on the right of a Unit Owner to mortgage his Unit.

                                XIII. AMENDMENT

13.1 This Declaration, the Articles and Bylaws may be amended only by the affirmative vote or agreement of the Unit Owners of at least sixty-seven percent (67%) of the Units. Additionally, material changes to these Condominium Documents shall require the approval of Eligible Mortgagees who represent at least fifty-one percent (51%) of the Units subject to mortgages held by Eligible Mortgages. A change to any of the provisions governing the following would be considered as material:

                  voting rights;

                  increases in Assessments that raise the previously assessed amount by more than 25%, assessment liens, or the priority of assessment liens;

                  reductions in reserves for maintenance, repair, and replacement of Common Elements;

                  responsibility for maintenance and repairs;

                  reallocation of interests in the Common Elements or Limited Common Elements, or rights to their use;

                  redefinition of any Unit boundaries;

                  convertability of Units into Common Elements or vice versa;

                  expansion or contraction of the Development, or the addition, annexation, or withdrawal of Property to or from the Development;

                  hazard or fidelity insurance requirements;

                  imposition of any restrictions on the leasing of Units;

                  imposition of any restrictions on a Unit Owner's right to sell or transfer his or her Unit;

                  restoration or repair of the Development (after damage or partial condemnation) in a manner other than that specified in the Condominium Documents; or

                  any provisions that expressly benefit Mortgagees, insurers, or guarantors.

Additionally, all amendments must be made in accordance with the provisions of the Act.

NOTWITHSTANDING ANY PROVISION OF ANY OF THE CONDOMINIUM DOCUMENTS, NO AMENDMENT SHALL BE VALID WITHOUT THE WRITTEN CONSENT OF THE CITY OF GULF SHORES, WHICH CONSENT MAY BE REFUSED IF THE AMENDMENT PURPORTS TO RELIEVE THE CONDOMINIUM PROPERTY OF ANY RESTRICTION IMPOSED TO ENSURE THAT THE PROPERTY IS OPERATED AS A BONA-FIDE HOTEL.

                XIV. PURCHASE OF CONDOMINIUM UNIT BY ASSOCIATION

14.1 Decision. The decision of the Association to purchase a Unit shall be made by the Board without the approval of the Members except as provided in this Article.

14.2 Limitation. If at any time the Association is already the Unit Owner of or has agreed to purchase one or more Units, it may not purchase any additional Units without the prior written approval of Members holding seventy-five percent (75%) of the votes of those Members eligible to vote thereon, except as provided in this Article. A Member whose Unit is the subject matter of the proposed purchase shall be ineligible to vote thereon. Notwithstanding the foregoing, however, the foregoing limitations shall not apply to Units either to be purchased at public sale resulting from a foreclosure of the Association's lien for delinquent Assessments where the bid of the Association does not exceed the amount found due the Association, or to be acquired by the Association in lieu of foreclosure of such lien if the consideration therefor does not exceed the cancellation of such lien. In any event, the Board or a designee thereof, acting on behalf of the Association, may only purchase a Unit in accordance with this Article, or as the result of a sale pursuant to the foreclosure of:

         (i)      A lien on the Unit for unpaid taxes;

         (ii)     a lien of a mortgage;

         (iii)    the lien for unpaid Assessments;

         (iv) or any other judgment lien or lien attaching to such Unit by operation of law.

                           XV. NOTICE OF LIEN OR SUIT

15.1 Notice of Lien. A Unit Owner shall give notice in writing to the Secretary of the Association of every lien on his Unit, other then liens for first mortgages, current taxes, and special Assessments, within five (5) days after he receives notice of the attaching of the lien.

15.2 Notice of Suit. A Unit Owner shall give notice in writing to the Secretary of the Association of every suit or other proceeding that may directly affect the title to his Unit, with such notice to be given within five
(5) days after the Unit owner obtains knowledge thereof.

15.3 Failure to Comply. Failure to comply with this section will have no affect the validity of any judicial proceeding.

                           XVI. RULES AND REGULATIONS

16.1 Compliance. Each Unit Owner and the Association shall be governed by and shall comply with the terms of the Condominium Documents and the Rules and Regulations applicable to the Property. Ownership of a Unit subjects the Unit Owner to compliance with provisions of this Declaration, the Articles, the Bylaws, the Rules and Regulations of the Association, and any contracts to which the Association is a party, as well as to any amendments to any of the foregoing. Failure of the Unit Owner to comply therewith shall entitle the Association or other Unit Owners to an action for damages or injunctive relief, or both, in addition to other remedies provided in the Condominium Documents and the Act.

16.2 Enforcement. The Association, through the Board, is hereby empowered to enforce the Condominium Documents and all Rules and Regulations of the Association by such means as are provided by the Act, including the imposition of reasonable fines (after reasonable notice and opportunity to be heard) from time to time as set forth in the Bylaws. Unit Owners shall have the right to enforce the provisions of the Condominium Documents and decisions of the Association against the Association, and, if aggrieved, against other Unit Owners.

16.3 No Waiver of Rights. The failure of the Association or any Unit Owner to enforce any covenant, restriction, or other provision of the Act, the Condominium Documents, or any Rules and Regulations adopted pursuant thereto shall not constitute a waiver of the right to do so.

                XVII. GENERAL PROVISIONS PERTAINING TO MORTGAGES

17.1 Lender's Notices. Upon written request to the Association, identifying the name and address of the Mortgagee, insurer or guarantor and the Unit number or address, any Mortgagee, insurer, or guarantor will be entitled to timely written notice of:

         (a) Any condemnation or casualty loss that affects either a material portion of the Development or the Unit securing its mortgage.

         (b) Any 60-day delinquency in the payment of Assessments or charges owed by the Unit Owner of any Unit on which it holds the mortgage.

         (c) A lapse, cancellation, or material modification of any insurance policy or fidelity bond maintained by the Association.

         (d) Any proposed action that requires the consent of a specified percentage of mortgage holders.

17.2 Blanket Mortgages. The entire Property, or some or all of the Units included therein, may be subjected to a single or blanket mortgage constituting a first lien thereon created by a recordable instrument executed by all of the Unit Owners of the Property or Units covered thereby. Any Unit included under the lien of such mortgage may be sold or otherwise conveyed or transferred subject thereto. Any such mortgage shall provide a method whereby any Unit Owner may obtain a release of his Unit from the lien of such mortgage and a satisfaction and discharge in recordable form upon payment to the holder of the mortgage of a sum equal to the reasonable proportionate share attributable to his Unit of the then outstanding balance of unpaid principal and accrued interest, and any other charges then due and unpaid. The proportionate share of the mortgage required to be paid for release shall be determined by provisions pertaining thereto stated in the mortgage, or, if the mortgage contains no such provisions, then according to the proportionate share of the Common Elements attributable to such Unit.

                               XVIII. TERMINATION

18.1 The termination of the Condominium may be effected in accordance with the provisions of the Act and by agreement of (i) Unit Owners of Units to which at least ninety percent (90%) of the votes in the Association are allocated and
(ii) first Mortgagees who represent at least sixty-seven percent (67%) of the votes of the Units that are subject to mortgages held by Eligible Mortgagees. The agreement shall be evidenced by a written instrument executed in the manner required for a deed and recorded in the public records of Baldwin County, Alabama. After termination of the Condominium, the Unit Owners shall own the Property and all assets of the Association as tenants in common in undivided shares.

UNDER THE APPLICABLE PROVISIONS OF THE ZONING ORDINANCE OF THE CITY OF GULF SHORES, THE REAL PROPERTY ON WHICH THE CONDOMINIUM IS TO BE LOCATED IS ZONED BCR, WHICH ALLOWS GENERALLY THE REAL PROPERTY TO BE USED AS A HOTEL BUT NOT AS A "TRADITIONAL" CONDOMINIUM. THE CITY HAS APPROVED THE CONDOMINIUM ON THE CONDITION THAT THE CONDOMINIUM IS OPERATED AS A HOTEL. THEREFORE, THIS DECLARATION OF CONDOMINIUM CONTAINS PROVISIONS THAT ENSURE THAT THE CONDOMINIUM IS OPERATED AS A HOTEL. THESE PROVISIONS INCLUDE THE REQUIREMENT THAT EVERY HOTEL GUEST UNIT (MEANING EVERY UNIT OTHER THAN THE HOTEL MANAGEMENT UNIT), BE DEDICATED ENTIRELY TO THE CONTROL OF A SINGLE HOTEL MANAGEMENT COMPANY OPERATING FROM THE HOTEL MANAGEMENT UNIT.

         OPERATION OF THE PROPERTY OR ANY PART THEREOF IN VIOLATION OF THE ZONING ORDINANCE OF THE CITY OF GULF SHORES SHALL BE GROUNDS FOR PROCEEDINGS FOR REVOCATION OF THE CERTIFICATE OF OCCUPANCY ISSUED FOR THE PROPERTY AND FOR SUCH OTHER LEGAL ENFORCEMENT ACTIONS AS PROVIDED BY LAW.

                        XIX. COVENANT AGAINST PARTITION

19.1 There shall be no judicial or other partition of the Property or any part thereof, nor shall Developer or any Person acquiring any interest in the Property or any part thereof seek any such partition unless the Property has been removed from the provisions of the Act.

                               XX. MISCELLANEOUS

20.1 Intent. It is the intent of the Developer to create a condominium pursuant to the Act. In the event that the Condominium created by this Declaration shall fail in any respect to comply with the Act, then the common law as the same exists on the filing date of this Declaration shall control, and the Condominium hereby created shall be governed in accordance with the laws of the State of Alabama, the Bylaws, the Articles, and all other instruments and exhibits attached to or made a part of this Declaration. Further, this Declaration and the other Condominium Documents shall be construed to ensure compliance with the Zoning Ordinance of the City of Gulf Shores.

20.2 Covenants, Conditions and Restrictions. All provisions of the Condominium Documents shall, to the extent applicable and unless otherwise expressly therein provided to the contrary, be perpetual and be construed to be covenants running with the land and with every part thereof and interest therein; and all of the provisions of the Condominium Documents shall be binding on and inure to the benefit of any Unit Owner of all or any part thereof, or interest therein, and his heirs, executors, administrators, legal representative, successors, and assigns, but said provisions are not intended to create nor shall they be construed as creating any rights in or for the benefit of the general public. All Unit Owners and Occupants shall be subject to and shall comply with the provisions of the Condominium Documents and any Rules and Regulations promulgated thereunder.

20.3 Severability. The invalidity in whole or in part of any covenant or restriction or any paragraph, subparagraph, sentence, clause, phrase, word, or other provision of this Declaration, the Articles, the Bylaws, any Rules and Regulations of the Association promulgated pursuant thereto, and any exhibits attached hereto, as the same may be amended from time to time, or the Act, or the invalidity in whole or in part of the application of any such covenant, restriction, paragraph, subparagraph, sentence, clause, phrase, word or other provision shall not affect the remaining portion thereof.

20.4 Notice. The following provisions shall govern the construction of the Condominium Documents, except as may be specifically provided to the contrary herein: All notices required or desired under the Condominium Documents to be sent to the Association shall be sent certified mail, return receipt requested, to the Secretary of the Association, at such address as the Association may designate from time to time by notice in writing to all Unit Owners. Except as provided specifically to the contrary in the Act, all notices to any Unit Owner shall be delivered in person or sent by first-class mail to the address of such Unit Owner at the Condominium, or to such other address as he may have designated from time to time, in a writing to the Association. Proof of such mailing or personal delivery to a Unit Owner by the Association may be provided by the affidavit of the Person or post office certificate of mailing. All notices to the Association or a Unit Owner shall be deemed to have been given when delivered to the addressee in person or by a post office certificate of mailing.

20.5 Governing Law. Should any dispute or litigation arising between any of the parties whose rights or duties are affected or determined by the Condominium Documents or any Rules and Regulations adopted pursuant to such documents, such dispute or litigation shall be governed by the laws of the State of Alabama.

20.6 Waiver. No provisions contained in the Condominium Documents shall be deemed to have been waived by reason of any failure to enforce the same, irrespective of the number of violations or breaches thereof which may occur.

20.7 Ratification. Each Unit Owner, by reason of having acquired ownership of his Unit, whether by purchase, gift, operation of law, or otherwise, shall be deemed to have acknowledged and agreed that all the provisions of the Condominium Documents and any Rules and Regulations promulgated thereunder are fair and reasonable in all material respects.

20.8 Captions. The captions used in the Condominium Documents are inserted solely as a matter of convenience and reference and shall not be relied on and/or used in construing the effect or meaning of any of the text of the Condominium Documents.

20.9 Costs and Attorney's Fees. In any proceeding arising because of an alleged default by a Unit

Owner, the prevailing party shall be entitled to recover the costs of the proceedings and such reasonable attorney's fees as may be awarded by the court.

IN WITNESS WHEREOF, Southwind Development Company, L.L.C., an Alabama limited liability company, has caused this instrument to be executed on this the ____ day of _________, 1999.

                                    SOUTHWIND DEVELOPMENT COMPANY, L.L.C.,
                                    an Alabama limited liability company

                                    By:      SOUTHWIND DEVELOPMENT
                                             MANAGEMENT COMPANY, INC.
                                             Its Manager

                                             By:
                                                -----------------------------
                                             Its
                                                -----------------------------

STATE OF ___________________  )

COUNTY OF __________________  )

         I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that _______________ as ____________ of SOUTHWIND DEVELOPMENT MANAGEMENT COMPANY, INC., Manager of SOUTHWIND DEVELOPMENT COMPANY, L.L.C., an Alabama limited liability company, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said company.

         GIVEN under my hand this the _____ day of _____________, 1999.


                                    ----------------------------------------
                                    NOTARY PUBLIC
                                    My Commission Expires:
                                                          ------------------




















THIS INSTRUMENT PREPARED BY:
Richard E. Davis, Esquire
Davis & Fields, P.C.
Post Office Box 2925
Daphne, Alabama 36526
(334) 621-1555